Exhibit 99.1

Horizon Holding Corporation Names Chuck Wernicke Chief Technology Officer

Sarasota, Florida, February 23, 2006 – Horizon Holding Corporation (OTC Bulletin Board – HRZH.OB) announced today that the company has hired Chuck Wernicke to be the Chief Technology Officer.

Mr. Wernicke has created over thirty software programs including CheckC, an MBR verification tool to identify the Hare virus, the anti-virus solution now known as Silent-Sword, and he created and copyrighted Phone Gadget, a computer based Caller-ID tracking software. He has created programs for stock analysis, POS programs and utilities, and computer startup analysis tools. Mr. Wernicke is the founder of Delta Insights, LLC.

“Chuck Wernicke is an exceptional addition to Horizon Holdings Corporation. As we go forward in this new endeavor he will be a key person in helping us achieve are strategic objectives and continue the path of enhancing the Silent Sword product” said Stewart York CEO Horizon Holding Corporation.

“I am excited to bring Silent Sword to Horizon Holding Corporation., We are eager to leverage Horizon’s assets to expand our technology base. I am certain our unique perspectives will propel us forward as a major influence in a number of high profile arenas. The software innovations presented by Silent Sword are only the first of many expected benefits for the shareholders of this organization,” said Mr. Wernicke.

About Delta Insights

A wholly owned subsidiary of Horizon Holding Corporation, Delta Insights developed Silent Sword, a proprietary security process, which prevents malware (viruses, Trojans, worms, and spyware) from starting. To do this, the product uses a patent-pending process that only allows programs to start that are known to be harmless — a paradigm shift from the current focus on malware that attempts to identify files that are known to be bad.

About Horizon Holding Corporation

Horizon Holding Corporation, through its subsidiaries, seeks to acquire business opportunities providing diversity in revenue streams and overall corporate growth.

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including to complete successfully the development of new or enhanced products, the Company’s future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any action by the Company that may negatively impact results, the success of Company or competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.